Filed Pursuant to Rule 433
Registration No. 333-134553

10YR NC 1YR Lehman Range Note

Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	Moody’s A1/ S&P A+/ Fitch A+

Type:	Unsecured, unsubordinated

Issue Size:	$10,000,000

CUSIP:	52517PX97

Trade Date	June 7, 2007

Issue Date:	June 20, 2007

Maturity Date:	June 20, 2017, subject to Issuer’s Call Option

Issue Price:	100.0%

Redemption Price:	100.0%

Interest Rate:	10.70% x Interest Accrual Factor, subject to a minimum Interest Rate of 0.00%

Day Count Basis / Business Day Convention:	30/360, modified following, unadjusted

Interest Period:

Semi-annually from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Interest Payment Dates:	Semi-annually on the 20th of each June, and December, commencing December 20, 2007, and ending on the Maturity Date, subject to Issuer’s Call Option

Interest Accrual Factor:

For any Interest Period, the number of calendar days (including non Business Days) during that Interest Period in respect of which 6m USD LIBOR REF is greater than or equal to the Lower LIBOR Barrier and less than or equal to the Upper LIBOR Barrier, divided by the total number of calendar days (including non Business Days) in such Interest Period.

Lower LIBOR Barrier:	0.00%

Upper LIBOR Barrier:	6.30%

6m USD LIBORREF:

For any day within an Interest Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (or if such day is not a London business day, on the immediately preceding London business day), subject to the Rate Cut Off.

Rate Cut Off:	6m USD LIBOR REF for any days within an Interest Period from and including the fifth Business Days prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Business Days:	New York and London

Issuer’s Call Option:

Lehman Brothers Holdings Inc. has the right to call the Notes in whole or in part at the Redemption Price on every Interest Payment Date commencing on or after June 20, 2008, with 5 Business Days notice.

Denominations:	$1,000 / $1,000

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Levels of 6-Month LIBOR

The following table, showing the historical level of 6m USD LIBORREF in effect on the Trade Date and for the hypothetical Interest Payment Dates listed below, the Coupon payable on any Interest Payment Date for the Notes, however, will be determined based on6m USD LIBORREF in effect on each day during the related Interest Period.  The historical experience of 6m USD LIBORREF should not be taken as an indication of the future performance of 6m USD LIBORREF during the term of the Notes. Fluctuations in the level of 6m USD LIBORREF make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Date	6m USD LIBORREF (%)
6/7/2007	5.39
3/20/2007	5.34
12/20/2006	5.37
9/20/2006	5.42
6/20/2006	5.55
3/20/2006	5.03
12/20/2005	4.67
9/20/2005	4.06
6/20/2005	3.64
3/21/2005	3.31
12/20/2004	2.75
9/20/2004	2.08
6/21/2004	1.86
3/22/2004	1.15
12/22/2003	1.21
9/22/2003	1.18
6/20/2003	1.00
3/20/2003	1.28
12/20/2002	1.40
9/20/2002	1.77
6/20/2002	1.97
3/20/2002	2.25
12/20/2001	1.98
9/20/2001	2.59
6/20/2001	3.74
3/20/2001	4.73
12/20/2000	6.33
9/20/2000	6.75
6/20/2000	6.91
3/20/2000	6.42
12/20/1999	6.14

9/20/1999	5.94
6/21/1999	5.35
3/22/1999	5.06
12/21/1998	5.06
9/21/1998	5.41
6/22/1998	5.74
3/20/1998	5.71
12/22/1997	5.91
9/22/1997	5.78
6/20/1997	5.88
3/20/1997	5.81
12/20/1996	5.63
9/20/1996	5.84
6/20/1996	5.75
3/20/1996	5.50
12/20/1995	5.56
9/20/1995	5.81
6/20/1995	5.94
3/20/1995	6.44
12/20/1994	6.81
9/20/1994	5.56
6/20/1994	4.88
3/21/1994	4.19
12/20/1993	3.44
9/20/1993	3.38
6/21/1993	3.50
3/22/1993	3.31
12/21/1992	3.69
9/21/1992	3.31
6/22/1992	4.13